Exhibit 99.5

PAINCARE HOLDINGS PROVIDES UPDATE ON SALE OF AMBULATORY SURGERY CENTERS,
RESCISSION OF AMPHORA ACQUISITION AND OTHER CORPORATE MATTERS

Orlando, FL – (PR NEWSWIRE) – January 2, 2007 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today issued a formal update regarding the prevailing status of the sale(s) of its ambulatory surgery centers and other corporate matters.

After careful consideration of the offers and indications of interest received from several third parties expressing proposed terms to acquire PainCare’s three ambulatory surgery centers (ASCs) currently being marketed for sale, the Company has determined that maximum value will be realized by syndicating the ASCs and selling them as stand-alone properties to multiple buyers. In this regard, PainCare expects to finalize terms and conditions of the individual sales during the first quarter of 2007.

As a consequence of the timing of the anticipated ASC sale closings, PainCare has entered into a Supplemental Agreement with the original shareholders of The Center for Pain Management ASC, LLC formally extending the date for payment of approximately $7.76 million, originally due and payable on January 3, 2007, to April 3, 2007.

In addition, PainCare has received forbearance from its senior lenders under the senior credit facility agented by HBK Investments LP until March 31, 2007.

PainCare previously announced its intent to divest its three ambulatory surgery centers located in Florida and Maryland. The Company intends to utilize the proceeds of both the syndication and the sale to retire or substantially reduce current debt obligations and fund planned growth initiatives, including Integrated Pain Solutions (IPS), PainCare’s new pain-focused Managed Services Organization currently in development and scheduled for launch in the first quarter.

In light of PainCare’s objective to concentrate on key growth objectives within its owned and/or managed pain practices and on its development of IPS, the Company also elected to rescind its acquisition of a 60% ownership stake in Amphora, LLC, a Colorado-based Intraoperative Monitoring (IOM) company. In accordance with the Settlement and Rescission Agreement, the original selling parties will return to PainCare $1.4 million in cash and 1,035,032 shares of PainCare’s common stock that was issued to the sellers at the closing of the original transaction.

Regarding the status of the shareholder class action lawsuit, the Company reported that the Court has set a date of January 17, 2007 to rule on PainCare’s ‘Motion to Dismiss’.

“These are all very positive developments for PainCare and represent key steps forward in our efforts to finalize our balance sheet restructuring and ultimately put to rest the legal issues that have stemmed from the financial reporting challenges we have worked hard to overcome,” stated Randy Lubinsky, Chief Executive Officer of PainCare.

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices and ambulatory surgery centers, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its wholly owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services. Through Integrated Pain Solutions, the Company is engaged in pioneering the nation’s first Managed Services Organization that offers a multi-disciplinary healthcare network focused on pain management.” For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Suzanne Beranek at 407.475.0763 or
via email at suzanne@beranekcommunications.com

Investor Relations

Dodi Handy, Elite Financial Communications Group, LLC at 407.585.1080 or
via email at prz@efcg.net